EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

                       CENDANT CORPORATION INCREASES SHARE
                       REPURCHASE PROGRAM TO $1.2 BILLION

Cendant Board Authorizes $200 Million Increase in Stock Repurchase Program

         New York, NY -- February 2, 1999 -- Cendant Corporation (NYSE: CD) today announced that its Board of Directors authorized a $200 million increase in the Company's share repurchase program to $1.2 billion.

         Under the share repurchase program, which commenced in the fourth quarter of 1998, the Company has purchased about $950 million of Cendant common stock or approximately 48 million shares on the open market. As previously announced, the Company's excess financial resources, net income and potential proceeds from further asset sales for the foreseeable future will be devoted to retiring debt and equity, building shareholder value and maintaining appropriate credit protection. To date, the Company has reduced its primary shares outstanding by about 55 million shares or about 6.5% (including the 7.1 million shares acquired as part of the sale of Hebdo Mag International).

         Cendant Corporation is one of the world's foremost providers of consumer and business services. The Company operates in three principal divisions: Travel Services, Real Estate Services and Alliance Marketing. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; a leading fleet management company; the UK's largest private car park operator;
and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Headquartered in New York, NY, the Company has more than 35,000 employees and operates in over 100 countries.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Prospectus Supplement dated November 24, 1998.

Media Contact:                                       Investor Contacts:
Elliot Bloom                                         Denise Gillen
212-413-1832                                         212-413-1833

                                                     Sam Levenson
                                                     212-413-1834